Exhibit 99

Contact: Carrie Long
clong@viad.com
602-207-2681

GES Exposition Services and Teamsters End Strike in Las Vegas
Union Members Approve New Labor Agreement

PHOENIX, Ariz., Sept. 13, 2004 — Viad Corp (NYSE:VVI) announced today that its convention services company, GES Exposition Services, along with Freeman Decorating Company and the Las Vegas Teamsters Local 631 have reached a labor agreement, ending a strike that began September 4, 2004.

     Union members voted on Saturday to accept the contract offered jointly by GES and Freeman and recommended by union leadership. The new three-year contract will expire in 2007.

     “We’re extremely pleased that the union membership has approved the new contract,” said Paul Dykstra, GES president and chief executive officer. “We are ready to get back to business as usual and we believe that the contract will be beneficial to the union membership, GES and the Las Vegas convention industry.”

     Viad noted that a detailed contingency plan was quickly implemented by GES, enabling the company to successfully service several trade shows while mitigating the financial impact of the week-long strike. Nonetheless, although not yet quantified, third quarter and full year 2004 earnings have been negatively affected.

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     Las Vegas-based GES Exposition Services, a subsidiary of Viad Corp has offices in every major convention market across North America. GES provides a wide range of services including tradeshow planning, exhibit rental and fabrication, material handling, staging and rigging, temporary electrical equipment, signs and graphics manufacturing, installation and dismantling, carpet and furnishings, shipping and automated freight and package receiving. GES produces many well-known shows including the Consumer Electronics Show, International Council of Shopping Centers and MAGIC. For more information, visit www.gesexpo.com.

     Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

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Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates the realization of restructuring cost savings, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.